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                                AMENDMENT AGREEMENT
                     (HDS FEES AND DEEPLY DISCOUNTED VIALS)


This Amendment Agreement is made and dated as of September 23, 1997 between Schering Aktiengesellschaft ("Schering") and Chiron Corporation ("Chiron").

WHEREAS, Schering and Chiron have entered into the Regulatory Filing and Development Agreement as of May 10, 1993 (the "RFDS Agreement"); and

WHEREAS, differences of opinion have developed between the Parties relating to the exclusion of fees paid by Schering to HDS from Net Sales as calculated under the RFDS Agreement and relating to the interpretation of Section 9.3 of the RFDS Agreement; and

WHEREAS, the Parties have resolved their differences of opinion concerning the such matters and wish to amend, modify, and supplement the RFDS Agreement to reflect such resolution; and

WHEREAS, the Parties recognize that other issues have arisen between them with respect to the RFDS Agreement which will be reflected in separate amendments when they are resolved.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

Capitalized terms used in this Amendment Agreement and not defined herein shall have the meanings assigned in the RFDS Agreement.

SECTION ONE:  AMENDMENTS TO ARTICLE ONE:  DEFINITIONS ARTICLE

Reference is made to Article 1 of the RFDS Agreement (entitled "Definitions").

     1.1 NET SALES. The Parties agree to amend Article 1 to delete in its entirety the definition of the term "Net Sales" at Section 1.33 and to replace such definition with the following definition:

          "1.33 "NET SALES" shall mean the gross sales by any of Schering or its Affiliates or their sublicensees of Product hereunder as reflected in invoices to independent third parties, less any applicable taxes or duties, and any reasonable rebate or allowances (including but not limited to rebates to public assistance programs, but not including allowances for bad debts), chargebacks, shipping or freight charges prepaid or allowed, and less the value of returned trade goods and reasonable trade cash discounts actually given. In addition, gross sales also shall be reduced by the deduction of any fees paid by Schering or its Affiliates to HDS or independent third parties as long as these deductions are within the scope of the current agreement between Berlex and HDS (the "Current HDS Agreement"). Net Sales shall not include sales of Deeply Discounted Vials.

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      Should Schering or its Affiliates expand the scope of the Current HDS
Agreement, it shall obtain Chiron's written consent prior to deducting the related increase in fees from gross sales."

     In addition to the foregoing amendment of the definition of the term "Net Sales", the Parties agree that the calculation of Net Sales is within the terms of Section 10.2, and that in determining Net Sales the parties will follow the accounting principles set forth in Section 10.2.1.

     1.2 ADDITIONAL DEFINED TERMS. The Parties agree to amend Article 1 to add the following new definitions in the appropriate numerical order:

          1.47 "DEEPLY DISCOUNTED VIAL" shall mean any Vial manufactured by Chiron, which is provided by Schering without charge to an unaffiliated third party, or for which Schering's payment to Chiron under Section 9.2 of the RFDS Agreement, using the Effective Percentage Rate multiplied by the Chiron Sales per Vial, would be less than the Chiron Variable Cost (as defined in Section 10.3.2) per Vial. For clarification and without limitation, Deeply Discounted Vials include Vials provided to indigent patient programs or as a non-cash rebate, and Vials provided to the Betaseron Foundation. Deeply Discounted Vials shall exclude Vials that are returned to Schering by Schering's customers for quality reasons. Deeply Discounted Vials shall also exclude Vials used in clinical trials.

          1.48 "RFDS AGREEMENT" shall mean that certain Regulatory Filing, Development and Supply Agreement of May 10, 1993 between the Parties.

SECTION TWO:  AMENDMENTS TO ARTICLE NINE:  PAYMENTS ARTICLE

Reference is made to Article IX of the RFDS Agreement (entitled "Payments").

     2.1 PAYMENT AMENDMENTS. The Parties agree to amend Article IX to delete in their entirety Sections 9.1, 9.2 and 9.3, and to replace such Sections with the following Sections:

          "9.1 PAYMENT ON DELIVERY OR COMPLETION. Within 30 days after the later of the delivery of each shipment of Betaseron to Schering by Chiron pursuant to Section 7.11 or receipt of the related invoice, or written notification of completion of Vial-Equivalents, unless any of them is subsequently not accepted pursuant to Section 8.6, Schering shall pay Chiron an amount equal to the number of Vials shipped or Vial-Equivalents completed multiplied by the amount set forth herein applicable to the period in which such Vials were ordered. For orders placed in the Initial Sales Period, the payment pursuant to this Section 9.1 shall be [CONFIDENTIAL TREATMENT REQUESTED] per Vial, [CONFIDENTIAL TREATMENT REQUESTED] per Vial-Equivalent of Acid Paste, and [CONFIDENTIAL TREATMENT REQUESTED] per Vial-Equivalent of G-75; for orders placed after the Initial Sales Period, the payment shall be [CONFIDENTIAL TREATMENT REQUESTED] per Vial, [CONFIDENTIAL TREATMENT REQUESTED] per Vial-Equivalent of Acid Paste, and [CONFIDENTIAL TREATMENT REQUESTED] per Vial-Equivalent of G-75. No payment shall be due hereunder for Betaseron and/or Vials delivered pursuant to Section 4.2. Any payment made by Schering


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pursuant to this Section 9.1 for a Vial later determined to be a Deeply
Discounted Vial shall be credited to Schering as provided in Section 9.2. Any payment which has been made pursuant to this Section 9.1 for a Vial-Equivalent which is incorporated into a Vial delivered hereunder shall be credited against the payment otherwise due on account of such Vial. After 1993, payment for Vial-Equivalents ordered by Schering shall only be made to the extent Chiron has completed the manufacture of Vial-Equivalents in excess of Chiron's reasonable need for inventory on hand in view of Schering's order history, good-faith forecasts, and then-pending orders.

          9.2. PAYMENT OF CHIRON SALES, GENERALLY. Within 60 days after the end of each calendar quarter, Schering shall pay Chiron an amount equal to the applicable Effective Percentage Rate multiplied by the Chiron Sales in such quarter, less the following adjustments (which adjustments shall be carried forward from quarter to quarter to the extent they exceed the amount otherwise to be paid in any quarter pursuant to this Section):

               1. a credit of any amounts paid under Section 9.1, plus a credit of any amounts credited to Schering pursuant to Section 8.9, to the extent such amounts have not previously been credited against payments under this Section 9.2.1 and were paid for delivery of those Vials which account for the Chiron Sales in such calendar quarter;

               2. during Phase I only, a credit equal to the additional shipping costs (including insurance) which were incurred by Schering or its Affiliates as a result of Schering taking delivery of Betaseron used for Foreign Chiron Sales at the Chiron Site as compared to taking delivery at BI's German facility, assuming use of reasonable and appropriate carriers and comparable delivery terms;

               3.   the application of any Schering credits under Section 9.4.2;

               4.   any credit due to Schering for payments made under Section
9.1 for any Vial later determined to be a Deeply Discounted Vial; and

               5.   any amounts credited to Schering under Section 9.7.

          9.3 PAYMENT OF CHIRON VARIABLE COST. From and after July 1, 1997, if the total quantity of Deeply Discounted Vials distributed by Schering in any calendar year on a country by country basis, exceeds [CONFIDENTIAL TREATMENT REQUESTED] percent of the total Vials ordered by Schering from Chiron during such calendar year for use in such country, then, solely with respect to such excess Deeply Discounted Vials over [CONFIDENTIAL TREATMENT REQUESTED] percent, Schering shall pay to Chiron the Chiron Variable Cost for each such Deeply Discounted Vial, such payment to be made within 60 days after the end of each calendar year. (The quantity of Vials shall be pro-rated for 1997). Schering shall act reasonably in determining the number of Deeply Discounted Vials to be distributed."

     2.2 AMENDMENT OF SECTION 9.7. The Parties agree to amend Section 9.7 to delete in its entirety the last sentence of such Section and replace it with the following sentence: "This Section shall not apply to Vials supplied pursuant to
Section 4.2 or to Deeply Discounted Vials."

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     The parties acknowledge that the amounts payable for Vials used in clinical trials is an issue which may be the subject of a separate amendment to the RFDS Agreement, and this Amendment Agreement is not intended to ratify the remaining terms of Section 9.7.

SECTION THREE:  AMENDMENTS TO ARTICLE TEN:  REPORTS AND BOOKS ARTICLE

Reference is made to Article X of the RFDS Agreement (entitled "Reports and Books").

     3.1 ACCOUNTING AMENDMENTS. The parties agree to amend Article X to delete in its entirety Section 10.3, and replace such Section with the following
Section:

     "10.3     COSTS.

          "10.3.1   FULLY BURDENED COSTS.  Where a Party hereunder is to be paid or credited with its costs, such costs shall be fully burdened and shall be calculated according to such Party's standard and established internal project costing methodology, which methodology shall be calculated in compliance with applicable accounting principles, including GAAP in the case of Chiron and any U.S. Affiliate of Schering, and shall include a reasonable allocation of corporate overhead, all in accordance with such established method. Each party shall use its best efforts to perform activities to be charged to the other Party in a cost-effective manner. This Section 10.3.1 shall not be applicable to the calculation of Chiron Variable costs.

          10.3.2 CHIRON VARIABLE COST. Chiron Variable Cost shall mean Chiron's cost of direct materials; salaries, wages and benefits of personnel directly engaged in manufacturing the Product; overhead associated with direct production, excluding depreciation, leasehold improvements and equipment leases; and general manufacturing overhead for Quality Assurance/Quality Control only; all as set forth in paragraphs 1, 2, 3 (but excluding 3.a.) and 4.e of Exhibit
10.4 of the RFDS Agreement. Chiron's Variable Cost shall be determined on a calendar year basis by Chiron (based on accounting standards and methods historically employed by Chiron, consistently applied) and reported to Schering. For calendar year 1997 Chiron Variable Cost as calculated above shall be [CONFIDENTIAL TREATMENT REQUESTED] per Vial."

SECTION FOUR:  PAYMENT BY SCHERING; RELEASE

     4.1 PAYMENT BY SCHERING. In settlement of the dispute between the parties with respect to Section 9.3 of the RFDS Agreement, Schering agrees to pay to Chiron the sum of [CONFIDENTIAL TREATMENT REQUESTED] dollars by wire transfer to the bank account designated by Chiron. Such payment shall be made within ten
(10) business days of the execution by Chiron of this Amendment Agreement.

     4.2 RELEASE BY CHIRON. In consideration of the payment by Schering described in Section 4.1, and of the execution of this Amendment, Chiron hereby releases, acquits and forever discharges Schering of and from any and all past, present or future claims for additional compensation from Schering, whether known or unknown to Chiron, which Chiron has had, may have, now has, or which may hereafter accrue or be otherwise acquired, on account of,

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relating to, based upon, or arising out of any of the following:  (i) the credits taken by Schering pursuant to Section 9.3 of the RFDS Agreement, as such section existed prior to the effective date of this Amendment Agreement, during the period from May 10, 1993 through June 30, 1997; or (ii) deductions for fees paid to HDS which have been taken by Schering from gross sales in calculating Net Sales under Section 1.33 of the RFDS Agreement during the period from May 10, 1993 through July 1, 1997.

          Nothing in this Amendment Agreement is intended to constitute a release or waiver of any kind by either party with respect to any other matters or issues related to the RFDS Agreement.

SECTION FIVE:  MISCELLANEOUS

     5.1 EFFECTIVE DATE. This Amendment Agreement shall be effective from and after July 1, 1997. From and after July 1, 1997 all references to the RFDS Agreement shall be deemed to be references to such agreement as amended by this Amendment Agreement.

     5.2 SCOPE OF AMENDMENT. This Amendment Agreement is limited as specified herein, and shall not constitute a waiver, modification, or amendment of any other provision of the RFDS Agreement, which shall continue in full force and effect except as set forth herein.

     5.3 APPLICABLE LAW. This Amendment Agreement shall be governed by, subject to and construed in accordance with the laws of the State of California and the parties consent to the jurisdiction of the courts of that state. Except as set forth expressly herein, no dispute shall be submitted to arbitration without the advance written consent of both Parties.

     5.4 COUNTERPARTS. This Amendment Agreement may be executed in two or more counterparts (and via facsimile), each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

     5.5 HEADINGS. The section headings contained in this Amendment Agreement are included for convenience only and form no part of the agreement between the Parties.


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     5.6  CONSTRUCTION.  This Amendment is the product of mutual negotiation and is not to be construed strictly against either party.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the date first written above.


SCHERING AKTIENGESELLSCHAFT             CHIRON CORPORATION


By:  /s/ Ulrich Koestlin                By: /s/ Magnus Lundberg
     --------------------------            --------------------------
Title: Member Executive Board           Title: President, Chiron Vaccines and
       ------------------------                ------------------------------
                                               Therapeutics
                                               ------------

By:  /s/ K. Pohle
    ---------------------------
Title: Vice Chairman
       ------------------------


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